UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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READING INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.

6100 Center Drive, Suite 900

Los Angeles, California 90045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 17, 2012

TO THE STOCKHOLDERS:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation, will be held at the 6100 Center St., Suite 900, Los Angeles, California, on Thursday, May 17, 2012, at 11:00 a.m., local time for the following purposes:

1.           To elect eight directors to our Board of Directors to serve until the 2013 Annual Meeting of Stockholders; and

2.           To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is enclosed.  Only holders of our class B voting common stock at the close of business on April 20, 2012 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

If you hold shares of our class B voting common stock, you will have received a proxy card enclosed with this notice.  Whether or not you expect to attend the Annual Meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the accompanying postage-prepaid envelope to ensure that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

James J. Cotter, Sr.
Chairman

April 27, 2012

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.

6100 Center Drive, Suite 900

Los Angeles, California 90045

PROXY STATEMENT

Annual Meeting of Stockholders

Thursday, May 17, 2012

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (the “Company,” “Reading,” “we,” “us,” or “our”) of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 17, 2012, at 11:00 a.m., local time, at the 6100 Center St., Suite 900, Los Angeles, California, and at any adjournment or postponement thereof.  This Proxy Statement and form of proxy are first being sent or given to stockholders on or about April 27, 2012.

At our Annual Meeting, you will be asked to (1) elect eight directors to our Board of Directors to serve until the 2013 Annual Meeting of Stockholders and (2) act on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As of April 20, 2012, the record date for the Annual Meeting (the “Record Date”), there were outstanding 1,495,490 shares of our class B voting common stock (“Class B Stock”).  James J. Cotter, Sr., our Chairman and Chief Executive Officer, owned beneficially, 1,023,888 shares of our Class B Stock on the Record Date, which shares represent a majority of the outstanding voting rights of the Company.  Accordingly, Mr. Cotter, Sr. has the power, acting alone and regardless of the vote of our other stockholders, to determine the outcome of each of the proposals on the agenda for the Annual Meeting.  Mr. Cotter, Sr. has advised us that he intends to follow the recommendations of our Board of Directors in casting his votes, and to vote in favor of each of the proposals to be brought before the Annual Meeting.

VOTING AND PROXIES

Am I eligible to vote?

If you owned shares of Class B Stock on the Record Date, you are eligible to vote, and you should have received a proxy card enclosed with this notice.  If you did not receive a proxy card, please contact our Corporate Secretary at (213) 235-2240.

What if I own Class A Nonvoting Common Stock?

Holders of our class A nonvoting common stock (“Class A Stock”) have no voting rights with respect to the matters to be voted on at the Annual Meeting.

How many votes do I have?

You will have one vote with respect to each matter to be considered at the Annual Meeting for each share of Class B Stock that you owned on the Record Date.

How do I vote in person?

You may vote in person by attending the 2012 Annual Meeting.  If you are not the record holder of your shares, please refer to the discussion following the question “What if I am not the record holder of my shares?”

How do I vote by proxy?

To vote by proxy, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

To be able to vote your shares in accordance with your instructions, we must receive your proxy before the Annual Meeting.  We will vote at the Annual Meeting in accordance with the instructions given to us in properly executed proxies.  If you execute and return the enclosed proxy card without marking instructions, we will vote “FOR” each of the proposals described in this Proxy Statement.  Although we do not know of any other matter to be acted upon at the Annual Meeting, the individuals indicated on your proxy card may vote in accordance with their judgment with respect to any other business that may properly come before the Annual Meeting.

If I plan to attend the Annual Meeting, should I still submit a proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy.  Submission of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person.

What if I want to revoke my proxy?

You have the right to revoke your proxy at any time before it is voted on your behalf by:

•
submitting to our Corporate Secretary at our address at 6100 Center Drive, Suite 900, Los Angeles, California 90045, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same;

•	submitting a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

What if I am not the record holder of my shares?

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can give a proxy with respect to your shares.  You should receive a proxy card from your bank or broker, which you must return in the envelope provided in order to have your shares voted.

If you do not have record ownership of your shares and want to vote in person at the Annual Meeting, you must obtain a proxy from the record holder of your shares and bring it with you to the Annual Meeting.

Proxy Solicitation and Expenses

In addition to the solicitation by mail, our employees may solicit proxies in person or by telephone, but no additional compensation will be paid to them for such services.  We will bear all costs of soliciting proxies on behalf of our Board of Directors and will reimburse persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners.  We estimate that the cost of soliciting proxies will be approximately $18,000.

Quorum and Vote Required

The presence in person or by proxy of the holders of a majority of our outstanding shares of Class B Stock will constitute a quorum at the Annual Meeting.

In the election of directors, the eight nominees receiving the highest number of “FOR” votes will be elected.

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees.  If you abstain in the election of directors, it will not impact the election of directors.  In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.  Please instruct your broker, trustee, or other nominee so that your vote can be counted.

PROPOSAL 1:  ELECTION OF DIRECTORS

Nominees for Election

Eight directors are to be elected at our Annual Meeting to serve until the annual meeting of stockholders to be held in 2013 or until their successors are elected and qualified.  As a result of the eight nominees, there will be one vacancy following the election.  Our Board of Directors may decide to fill the vacancy upon identification of an appropriate candidate.  Unless otherwise instructed, the proxy holders will vote the proxies received by us “FOR” the election of the nominees below, all of whom currently serve as directors.  The eight nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors.  If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors.  We have no reason to believe the nominees named will be unable to serve if elected.

The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position
James J. Cotter, Sr.	74	Chairman of the Board and Chief Executive Officer (1)
James J. Cotter, Jr.	42	Vice Chairman of the Board
Margaret Cotter	44	Director
William D. Gould	73	Director (3)
Edward L. Kane	74	Director (2)(3)
Tim Storey	54	Director (2)
Alfred Villaseñor	82	Director (1)(2)(3)
Douglas J. McEachern	60	Director Nominee

(1)	Member of the Executive Committee.

(2)	Member of the Audit and Conflicts Committee.

(3)	Member of the Compensation and Stock Options Committee.

James J. Cotter, Sr. has been a director of the Company since 1991, the Chairman of our Board since 1992, and our Chief Executive Officer since December 27, 2000.  Mr. Cotter, Sr. also served as our Chief Executive Officer from August 1, 1999 to October 16, 2000, and as a director of our Company from 1986 to 1988.  Mr. Cotter, Sr. was the largest stockholder of Craig Corporation, our predecessor, until it consolidated with our Company in 2001.  Mr. Cotter, Sr. is a 50% owner of Sutton Hill Associates, a general partnership engaged in cinema-related activities, primarily with our Company, and the sole voting member of Cotter Enterprises LLC.  Mr. Cotter, Sr. is the father of Ellen Cotter, James J. Cotter, Jr., and Margaret Cotter.

Mr. Cotter, Sr. is highly qualified to serve on our Board because he has decades of experience as an executive in the film exhibition and real estate industries, as well as experience in diverse ventures and investments.  Mr. Cotter, Sr. has also served on several boards of public and private companies, primarily engaged in banking and real estate activities.  Furthermore, as a large stockholder of the Company, his interests are generally aligned with those of the other stockholders of the Company, which enhances his value as a director.  In those situations where there may be a conflict of interest, such matters are referred to our Conflicts Committee comprised entirely of independent directors.

James J. Cotter, Jr. has been a director of the Company since March 21, 2002, and was appointed Vice Chairman of the Board in 2007.  He has been Chief Executive Officer of Cecelia Packing Corporation (a Cotter family-owned citrus grower, packer, and marketer) since July 2004.  Mr. Cotter, Jr. served as a director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002.  He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004.  Mr. Cotter, Jr. is the son of James J. Cotter, Sr. and the brother of Margaret Cotter and Ellen Cotter.

Mr. Cotter, Jr. brings to the Board his experience as a corporate attorney.  He also brings more than seven years of experience as a corporate executive since leaving the practice of law.  Mr. Cotter, Jr. is qualified to serve on our Board because of his legal background and business management experience.

Eric Barr has been a director of the Company since March 21, 2002.  In June 2001, Mr. Barr retired from his position as audit partner with PricewaterhouseCoopers LLC in Australia, after having been with that firm for 36 years.  For more than the past five years, Mr. Barr has been a director and the chairman of the audit committee of Asia Pacific Exchange Limited, an Australian stock exchange.  He serves as the Chairman of our Audit and Conflicts Committee and as our Lead Independent Director.  Mr. Barr is a director of other privately owned Australian companies and provides professional and management advice in a consulting capacity to various parties not associated with the Company.

A resident of Brighton, Victoria, Australia, Mr. Barr brings to the Board his extensive knowledge of the Australian business community and his decades of experience in public accounting in Australia.  Mr. Barr is qualified to serve on our Board because his background provides the caliber of accounting expertise necessary to guide the Company with respect to financial matters and audit oversight.

Margaret Cotter has been a director of the Company since September 27, 2002.  Ms. Cotter is the owner and President of OBI, LLC, a company that provides live theater management services to our live theaters.  Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, the subsidiary through which we own our live theaters.  Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York.  Ms. Cotter is a board member of the League of Off-Broadway Theaters and Producers and is a member of the New York State Bar.  From February 1994 until October 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York.  Ms. Cotter graduated from Georgetown University Law Center in 1993.  She is the daughter of Mr. James J. Cotter, Sr. and the sister of Mr. James J. Cotter, Jr. and Ms. Ellen Cotter.

Ms. Cotter brings to the Board her experience as a live theater producer and theater operator.  She is qualified to serve on our Board because her years of live entertainment experience give her insight into live theater business trends that affect our business in this sector.

William D. Gould has been a director of the Company since October 15, 2004 and has been a member of the law firm of TroyGould PC since 1986.  Previously, he was a partner of the law firm of O’Melveny & Myers.  We have from time to time retained TroyGould PC for legal advice.

As an author and lecturer on the subjects of corporate governance and mergers and acquisitions, Mr. Gould brings to the Board specialized experience as a corporate attorney.  Mr. Gould’s corporate transactional experience and expertise in corporate governance matters ensures that we have a highly qualified advisor on our Board to provide oversight in such matters.

Edward L. Kane has been a director of the Company since October 15, 2004.  Mr. Kane was also a director of the Company from 1985 to 1998, and served as President from 1987 to 1988.  Mr. Kane currently serves as the Chairman of our Tax Oversight Committee.  Since 1996, Mr. Kane’s principal occupation has been healthcare consultant and advisor.  In that capacity, he has served as President and sole shareholder of High Avenue Consulting, a healthcare consulting firm, and as the head of its successor proprietorship.  At various times during the past three decades, he has been Adjunct Professor of Law at two of San Diego’s Law Schools, most recently in 2008 and 2009 at Thomas Jefferson School of Law, and prior thereto at California Western School of Law.

Mr. Kane brings to the Board his many years as a tax attorney and law professor.  Mr. Kane’s tax law experience has served the Company in its recent tax litigation and his expertise and guidance in such complex matters continue to be invaluable to the Company. Mr. Kane also brings his experience as a past President of Craig Corporation and of Reading Company, our predecessors, as well as a former member of the boards of directors of several publicly held corporations.

Gerard P. Laheney has been a director of the Company since September 27, 2002.  Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993.  Mr. Laheney was a Vice President of Dean Witter Reynolds from April 1990 to December 1993.  Mr. Laheney currently serves as an independent director of Enservco Corporation, a public company based in Colorado Springs, Colorado.  Enservco, through its various subsidiaries, provides well-site services to the onshore oil and gas industry in the United States.

Mr. Laheney brings to the Board his experience in investment advice and foreign currency issues.  His presence on our Board provides insight into the influence of currency values and international markets on our businesses in Australia and New Zealand.

Tim Storey has been a director of the Company since December 28, 2011.  Mr. Storey has served as a director of the Company’s wholly-owned New Zealand subsidiary since 2006.  He has served since April 1, 2009 as a director of DNZ Property Fund Limited, a commercial property investment fund based in New Zealand and listed on the New Zealand Stock Exchange, and was appointed Chairman of the Board of that company on July 1, 2009.  Mr. Storey is also a director of NZ Farming Systems Uruguay, also a New Zealand listed company, having joined that board in November, 2011.  NZ Farming Systems Uruguay owns and operates dairy farms in Uruguay.  Prior to being elected Chairman of DNZ Property Fund Limited, Mr. Storey was a partner in Bell Gully (one of the largest law firms in New Zealand).  Mr. Storey is also a principal in Prolex Advisory, a private company in the business of providing commercial advisory services to a variety of clients and related entities.  Prolex Advisory provides consulting services primarily with respect to fund management and commercial property/project transactions across a range of industries including health care, community housing, student accommodations and agriculture.

Mr. Storey brings to the board many years of experience in New Zealand commercial and real estate matters, and experience as a director of our New Zealand subsidiary.

Alfred Villaseñor has been a director of the Company since 1987.  Mr. Villaseñor serves as the Chairman of our Compensation and Stock Option Committee.  He also served from 1987 to 1994 as a director for Fidelity Federal Bank.  Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, an insurance agency that has specialized in life, business and group health insurance for over 40 years.  Mr. Villaseñor was a director of the John Gogian Family Foundation, a charitable foundation devoted to developmentally disabled, abused, or neglected youth, and currently serves as a member of their scholarship committee.  Mr. Villaseñor is a past president and is currently a director of Richstone Family Centers, a non-profit organization helping abused children.

Mr. Villaseñor brings to the Board his decades of experience in the insurance industry.  Mr. Villaseñor is qualified to serve on our Board because his many years in the insurance field provide a seasoned perspective in matters of risk oversight.

Douglas J. McEachern has served as a Board of Directors member, and an Audit and Compensation Committee member for Willdan Group, a NASDAQ listed engineering company, since 2009.  Mr. McEachern is also a member of the Board of Directors of Community Bank in Pasadena, California and a member of its Ethics, Finance, Investment and Audit Committees.  He also is a member of the Finance Committee of the Methodist Hospital of Arcadia and Arcadia Public Library Foundation.  Since July 2009, Mr. McEachern has also served as an instructor of auditing and accountancy at Claremont McKenna College and of accounting at California State Polytechnic University at Pomona.  Prior to being an instructor, Mr. McEachern was an audit partner from July 1985 to May 2009 with the audit firm, Deloitte and Touche, LLP, with client concentrations in financial institutions and real estate.  Mr. McEachern was also a Professional Accounting Fellow with the Federal Home Loan Bank Board in Washington DC, from June 1983 to July 1985.  From June 1976 to June 1983, Mr. McEachern was a staff member and subsequently a manager with the audit firm, Touche Ross & Co. (predecessor to Deloitte & Touche, LLP).  Mr. McEachern received a B.S. in Business Administration in 1974 from the University of California, Berkeley, and an M.B.A. in 1976 from the University of Southern California.

Mr. McEachern brings to the Board his more than 36 years experience meeting the accounting and auditing needs of financial institutions and real estate clients as a partner at Deloitte & Touche, LLP, of which our Company was one of those clients.  Mr. McEachern also brings his experience reporting to the board of directors of his audit clients, and as a board member himself for various companies and organizations since 2009.

Attendance at Board and Committee Meetings

During the year ended December 31, 2011, our Board of Directors met six (6) times and acted by unanimous written consent on one (1) occasion.  Each director attended at least 75% of the number of meetings by our Board of Directors, and by all committees on which he or she served, held during the period such individual served.  The Audit and Conflicts Committee held five (5) meetings in 2011 and acted by unanimous written consent on one (1) occasion.  The Compensation and Stock Options Committee held nine (9) meetings during 2011 and acted by unanimous written consent on one (1) occasion.  We do not have a standing nominating committee.  Our Board committees are discussed in greater detail under the caption “Board Committees and Corporate Governance,” below.

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and Company employees, which is available on our website at www.readingrdi.com.

Indemnity Agreements

We currently have indemnity agreements in place with each of our current directors and senior officers, as well as certain of the directors and senior officers of our subsidiaries.  Under these agreements, we have agreed, subject to certain exceptions, to indemnify each of these individuals against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which such individual is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or has been a director, officer employee, agent or fiduciary of the Company.

Compensation of Directors

During 2011, all of our directors except Mr. Cotter, Sr. and Tim Storey received an annual fee of $35,000 for their services, including attendance at meetings of the Board and Board committees.  Mr. James J. Cotter, Jr. in addition to his $35,000 director’s fee receives $100,000 to serve as the Vice Chairman of the Board.  The Chairman of our Audit and Conflicts Committee receives an additional $7,000 of cash compensation for his services.  Mr. Villaseñor received an additional $5,000 for his services as the Chairman of our Compensation and Stock Options Committee for the first half of 2011.  Mr. Kane received an additional $40,000 as the Chairman of our Tax Oversight Committee in 2011, and an additional $2,500 for acting as the Chairman of our Compensation and Stock Options Committee effective July 2011.

In addition, upon joining the Board, non-employee directors receive immediately vested options to purchase 20,000 shares of our Class A Stock at an exercise price equal to the market price of the stock at the date of grant.  Thereafter, our directors are from time to time granted additional stock options as a part of their continuing compensation for their ongoing participation on our Board of Directors.  These awards are based upon the recommendations of our Chairman and principal shareholder, Mr. Cotter, Sr., which recommendations are reviewed and acted upon by our entire Board of Directors, rather than just the Compensation Committee.  Typically, in such cases, each sitting director (other than Mr. Cotter, Sr., who does not participate in such awards) is awarded the same number of options, and all options are granted on the same terms.  Historically, we granted each of our directors options in 2007 to acquire 10,000 shares at the then market price of such shares and in 2010 to acquire 12,500 shares, again at the then market price of such shares.

Since 2007, we have granted our officers and directors replacement options where their options would otherwise expire with exercise prices that were out of the money at the time of such expiration.  Such awards have in each case been recommended by Mr. Cotter, Sr. to our Compensation Committee for the committee’s consideration.

Director Compensation Table

The following table summarizes the director compensation for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
James J. Cotter, Sr. (1)	$--		$--		$--		$--
Eric Barr	$42,000		$--		$--		$42,000
James J. Cotter, Jr. (2)	$135,000		$--		$--		$135,000
Margaret Cotter (3)	$35,000		$--		$--		$35,000
William D. Gould	$35,000		$--		$--		$35,000
Edward L. Kane	$77,500		$--		$--		$77,500
Gerard P. Laheney	$35,000		$--		$--		$35,000
Tim Storey	$-	(4)	$-	(4)	$20,000	(5)	$20,000
Alfred Villaseñor	$40,000		$--		$--		$40,000

(1)	Mr. Cotter, Sr. receives compensation only as an executive officer of the Company and not in his capacity as a director.

(2)	In addition to his responsibilities as Vice Chairman of the Board, Mr. James J. Cotter, Jr. works with the Company’s Executive Officers on operational and strategic matters of the Company.

(3)
In addition to her director’s fees, Margaret Cotter receives a combination of fixed and incentive management fees under the OBI Management Agreement described under the caption “CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS - OBI Management Agreement,” below.

(4)	Tim Storey did not receive a director’s fee or option awards in 2011 since he assumed the newly created director position effective December 28, 2011, but will receive this compensation in 2012.

(5)	This amount represents director’s fees for his role as a director of the Company’s wholly-owned New Zealand subsidiary.

Board Committees and Corporate Governance

Our Board of Directors has standing Executive, Audit and Conflicts, and Compensation and Stock Options Committees.  These committees are discussed in greater detail below.  Our Board of Directors does not have a nominating committee.  Typically, nominations are suggested to our Board of Directors by our Chairman and Chief Executive Officer and controlling stockholder, Mr. Cotter, Sr. `

Because Mr. Cotter, Sr. owns a majority of our Class B Stock, our Board of Directors has determined that our Company satisfies the criteria for a “Controlled Company” under section 5615(c)(1) of the listing rules of The NASDAQ Capital Stock Market (the “NASDAQ Rules”).  After reviewing the benefits and detriments of taking advantage of the exceptions to the corporate governance rules set forth in section 5605 of the NASDAQ Rules, our Board of Directors in 2009 unanimously determined to take advantage of all of the exceptions from the NASDAQ Rules afforded to us as a Controlled Company.

Among the exceptions afforded to Controlled Companies is an exception from the requirement that we have an independent nominating committee or independent nominating process.  It was noted by our directors that the use of an independent nominating committee or independent nominating process would be of limited utility, since any nominee would need to be acceptable to Mr. Cotter, Sr. as our controlling stockholder.  Mr. Cotter, Sr., as the holder of a majority of the voting power of our Company, is able to unilaterally elect candidates to our Board of Directors at our annual meeting or any other meeting where our directors are to be elected or remove a Director from the Board of Directors.  Historically, Mr. Cotter, Sr. has identified and selected nominees to our Board of Directors in consultation with our other incumbent directors.

Our Board of Directors does not have a formal policy with respect to the consideration of director candidates recommended by our stockholders.  No stockholder has, in more than the past ten years, made any proposal or recommendation to the Board as to potential nominees, nor has Mr. Cotter, Sr. ever proposed, in the time he has been our principal or controlling stockholder, any nominee that our remaining directors have found to be unacceptable.  Furthermore, except for the notice requirement described in the succeeding paragraph below, neither our governing documents nor applicable Nevada law place any restriction on the nomination of candidates for election to our Board of Directors directly by our stockholders.  In light of the facts that (i) we are a Controlled Company under the NASDAQ Rules and exempted from the requirements for an independent nominating process and (ii) our governing documents and Nevada law place no limitation upon the direct nomination of director candidates by our stockholders, our Board of Directors believes there is no need for a formal policy with respect to director nominations.

Our Board of Directors will consider nominations from our stockholders, provided written notice is delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected, or such earlier date as may be reasonable in the event that our annual stockholders meeting is moved forward.  Such written notice must set forth the name, age, address, and principal occupation or employment of such nominee, the number of shares of our common stock that are beneficially owned by such nominee, and such other information required by the proxy rules of the SEC with respect to a nominee of our Board of Directors.

Our directors have not adopted any formal criteria with respect to the qualifications required to be a director or the particular skills that should be represented on our Board of Directors, other than the need to have at least one director and member of our Audit and Compensation Committee who qualifies as an “audit committee financial expert,” and have not historically retained any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.  We have no policy of considering diversity in identifying director nominees.

Six of the current nominees are long-standing incumbent directors, and all eight nominees were originally recommended by Mr. Cotter, Sr.  No other recommendations were received by us with respect to possible nominees to our Board of Director.

The same person, Mr. Cotter, Sr., serves as both our principal executive officer and as the chairman of the Board of Directors.  We believe this leadership structure is appropriate, because it is more efficient than having these roles divided, and because the first-hand knowledge of our business operations that our Chairman possesses as Chief Executive Officer better serves our entire Board in their decision making.  Director Eric Barr serves as our Lead Independent Director.  As Lead Independent Director, Mr. Barr serves as a liaison between our Chairman and our independent directors.  Our Board of Directors oversees risk by remaining well informed through regular meetings at which management directly apprises our directors of current and upcoming matters concerning risk.  Our Chairman’s involvement in our day-to-day business as our principal executive officer increases the instances of special meetings of our directors, affording them increased opportunities to scrutinize matters requiring specific oversight.  The risk oversight function of our Board of Directors is further enhanced by the independence of our independent directors, who exclusively serve on our Audit and Conflicts Committee.

We encourage, but do not require, our Board members to attend our annual meeting of stockholders.  Six (6) of our eight (8) then incumbent directors attended last year’s annual meeting.

Executive Committee

A standing Executive Committee, comprised of Mr. Cotter, Sr., Mr. Laheney and Mr. Villaseñor, is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors.  In recent years, this Committee has not met, and with the exception of matters delegated to the Audit and Conflicts Committee or the Compensation and Stock Options Committee, all matters requiring Board approval have been considered by the entire Board of Directors.

Audit and Conflicts Committee

Our Board of Directors maintains a standing Audit and Conflicts Committee, which we refer to as the Audit Committee.  The Audit Committee operates under a Charter adopted by the Board of Directors, which is available on our website at www.readingrdi.com.  Our Board of Directors has determined that the Audit Committee is comprised entirely of independent directors, (as defined in section 5605(a)(2) of the NASDAQ Rules), and that Mr. Barr, the Chairman of our Audit Committee, is qualified as an Audit Committee Financial Expert.  With respect to our fiscal year ended December 31, 2011, our Audit and Conflicts Committee was comprised of Messrs. Barr, Laheney, Kane (prior to August 3rd and after September 8th) and Villaseñor (after August 3rd).

Audit Committee Report
The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2011.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions.  The Audit Committee operates under a written Charter adopted by our Board of Directors.  The Charter is reviewed periodically and subject to change, as appropriate.  The Audit Committee Charter describes in greater detail the full responsibilities of the Committee.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Grant Thornton, LLP, our independent auditors.  Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Grant Thornton, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee also has discussed with Grant Thornton, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”  In addition, Grant Thornton, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Grant Thornton, LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Grant Thornton, LLP referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2011, for filing with the SEC.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Respectfully submitted by the Audit Committee.
Eric Barr, Chairman Edward L. Kane Gerard P. Laheney Alfred Villaseñor

Compensation and Stock Options Committee

Our Board of Directors has a standing Compensation and Stock Options Committee, which we refer to as our Compensation Committee, comprised of two or more of our independent directors.  For our fiscal year ended December 31, 2011, the Compensation Committee members were Alfred Villaseñor, William D. Gould, Gerard P. Laheney (prior to June 20th) and Edward L. Kane (after June 20th).  Prior to June 20th, Mr. Villaseñor served as Chairman of the Compensation Committee and Edward L. Kane has served as Chairman since June 20th.

The Compensation Committee evaluates and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer, James J. Cotter, Sr., and that of any Cotter family members and from time to time provides advice to Mr. Cotter, Sr. regarding the compensation of other executives, as requested by Mr. Cotter, Sr.  The Compensation Committee Report is shown below under the heading, “Compensation Committee Report.”

Vote Required

The eight nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors.  Mr. Cotter, Sr. has advised us that he intends to vote his shares of Class B Stock in favor of each of our nominees.  Since Mr. Cotter, Sr. owned a majority of the outstanding shares of Class B Stock on the Record Date, if he votes all of his shares as he has advised, then the nominees will be elected regardless of the vote of our other stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Mr. Cotter, Sr. has advised that he intends to vote his approximately 70% of our outstanding Class B Stock in favor of the nominees recommended by the Board of Directors.  If he does so, then each of such nominees will be elected to serve another term.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the shares of Class A Stock and Class B Stock beneficially owned on the Record Date by:

•	each of our incumbent directors and director nominees;

•	each of our named executive officers set forth in the Summary Compensation Table of this Proxy Statement;

•	each person known to us to be the beneficial owner of more than 5% of our Class B Stock; and

•	all of our incumbent directors and executive officers as a group.

Except as noted, we believe that each beneficial owner has sole voting power and sole investment power with respect to the shares shown.

	Amount and Nature of Beneficial Ownership (1)
	Class A Stock			Class B Stock
Name and Address of	Number of		Percentage	Number of	Percentage
Beneficial Owner	Shares		of Stock	Shares	of Stock

James J. Cotter, Sr. (2)	4,012,347		18.6%	1,123,888	70.4%
Eric Barr	36,250	(3)	*	--	--
James J. Cotter, Jr.	268,399	(4)	1.2%	--	--
Margaret Cotter (5)	273,037		1.3%	17,550	1.2%
William D. Gould	73,590	(6)	*	--	--
Edward L. Kane	53,750	(6)	*	100	*
Gerard P. Laheney	36,250	(6)	*	--	--
Tim Storey	20,000	(7)	*	--	--
Alfred Villaseñor	23,050	(3)	*	--	--
Douglas J. McEachern	--		*	--	--
John Hunter	--		*	--	--
Andrzej Matyczynski	72,550	(8)	*	--	--
Robert F. Smerling	43,750	(9)	*	--	--
Wayne D. Smith	33,333	(10)	*	--	--
Mark Cuban (11) 5424 Deloache Avenue Dallas, Texas 75220	72,164		*	207,611	13.9%
PICO Holdings, Inc. and PICO Deferred Holdings, LLC (12) 875 Prospect Street, Suite 301 La Jolla, California 92037	N/A		N/A	97,500	6.52%
All Directors and Executive Officers as a Group (13 persons)(13)	5,254,625		23.9%	1,191,538	71.6%

(1)
Percentage ownership is determined based on 21,523,366 shares of Class A Stock and 1,495,490 shares of Class B Stock outstanding on the Record Date.  Beneficial ownership is determined in accordance with SEC rules.  Shares subject to options that are presently exercisable, or exercisable within 60 days of the Record Date, which are indicated by footnote, are deemed to be beneficially owned by the person holding the options and are deemed to be outstanding in computing the percentage ownership of that person, but not in computing the percentage ownership of any other person.  An asterisk (*) denotes beneficial ownership of less than 1%.

(2)
Mr. Cotter, Sr.’s address is c/o the Company, 6100 Center Drive, Suite 900, Los Angeles, California 90045.  The Class B Stock shown includes 100,000 shares subject to stock options and 1,023,888 shares owned by the James J. Cotter Living Trust, of which Mr. Cotter, Sr. is the sole trustee.  The shares of Class A Stock shown include 2,566,877 shares owned by the James J. Cotter Living Trust, 29,730 shares held in Mr. Cotter, Sr.’s profit sharing plan, 1,000,000 shares held by Cotter Enterprises, LLC, of which Mr. Cotter, Sr. is the sole voting member, 289,390 shares held by a trust for Mr. Cotter, Sr.’s grandchildren, of which Mr. Cotter, Sr. is the trustee, and 126,350 held by the James J. Cotter Foundation, of which Mr. Cotter, Sr. is the trustee.  Mr. Cotter, Sr. has no pecuniary interest in the shares held by his grandchildren’s trust or the James J. Cotter Foundation.  Mr. Cotter, Sr.’s pecuniary interest in the shares held by Cotter Enterprises, LLC is limited to 10,000 of the shares held by Cotter Enterprises, LLC, representing his 1% interest in that entity.  The Cotter 2005 Children’s Trust U/D/T dated December 31, 2005 (the “Cotter Children’s Trust”) holds a 99% non-voting interest in Cotter Enterprises, LLC.

(3)	Includes 16,250 shares subject to stock options.

(4)
The Class A Stock shown excludes pecuniary interest as beneficiary of the Cotter Children’s Trust in 330,000 shares owned by Cotter Enterprises, LLC, and includes 16,250 shares subject to stock options.

(5)
The Class A Stock shown excludes pecuniary interest as beneficiary of the Cotter Children’s Trust in 330,000 shares owned by Cotter Enterprises, LLC, and includes 16,250 shares subject to stock options.  The Class B Stock shown includes 17,550 shares subject to stock options

(6)	Includes 36,250 shares subject to stock options.

(7)	Includes 20,000 shares subject to stock options.

(8)	Includes 52,550 shares subject to stock options.

(9)	Includes 43,750 shares subject to stock options.

(10)	Includes 33,333 shares subject to stock options.

(11)	Based on Form 4 filed on July 18, 2011 and Schedule 13-G filed on February 14, 2012, respectively.

(12)	Based on Schedule 13-G filed on February 15, 2011.

(13)	The Class A Stock shown includes 418,383 shares subject to stock options and the Class B Stock shown includes 167,550 shares subject to stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of either class of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file.

Based solely on a review of the copies of the forms we have received and on written representations from certain reporting persons, during 2011, the following Section 16(a) filings were filed late:

Filer	Date of Transaction	Shares Acquired (A) / Disposed (D)		Class of Stock	Form	Date Filed
James J. Cotter, Sr.	12/22/2006	4,000	(D)	A	5	2/14/2011
James J. Cotter, Sr.	6/10/2008	4,000	(D)	A	5	2/14/2011
James J. Cotter, Sr.	12/31/2010	174,825	(A)	A	5	2/14/2011
Edward L. Kane	5/24/2011	10,000	(A)	A	5	5/27/2011
James J. Cotter, Sr.	1/6/2011	2,000	(D)	A	5	3/26/2012
James J. Cotter, Sr.	12/31/2011	155,925	(A)	A	5	3/26/2012

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers other than Mr. Cotter, Sr., whose information is set forth above under “Proposal 1: Election of Directors – Nominees for Election.”

Name	Age	Title
Ellen M. Cotter	46	Chief Operating Officer – Domestic Cinemas
John Hunter	53	Chief Operating Officer
Andrzej Matyczynski	59	Chief Financial Officer and Treasurer
Wayne D. Smith	54	Managing Director – Australia and New Zealand Cinemas
Robert F. Smerling	77	President - Domestic Cinemas

Ellen Cotter joined us in March 1998 and is the Chief Operating Officer of our domestic cinema operations.  Ms. Cotter is also Chief Executive Officer of our subsidiary, Consolidated Entertainment, Inc.  Ms. Cotter is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School.  Prior to joining us, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan.  Ms. Cotter is the daughter of James J. Cotter, Sr. and the sister of James J. Cotter, Jr. and Margaret Cotter, each of whom are directors of our Company.

John Hunter joined our Company in February 2007 as our Chief Operating Officer.  He is also President of all of our Australia and New Zealand based subsidiaries.  Mr. Hunter has spent fifteen years in senior management positions in cinema operations and real estate development.  He has worked with Landmark Theatres, Loews Theatres, and Pacific Theatres.  Immediately prior to joining the Company, he was the Chief Operating Officer and Chief Financial Officer for Hollywood Theatres.

Andrzej Matyczynski has served as our Chief Financial Officer and Treasurer of our Company and Craig Corporation and the Chief Administrative Officer of Reading Holdings, Inc. (formerly Reading Entertainment, Inc.), our predecessors, since November 18, 1999.  Mr. Matyczynski has a Masters of Business Administration from the University of Southern California.

Wayne D. Smith joined the Company in April 2004 after 23 years with Hoyts Cinemas.  During his time with Hoyts, he was a key driver, as Head of Property, in growing the company’s Australian and New Zealand operations via an AUD$250 million expansion to more than 50 sites and 400 screens.  While at Hoyts, his career included heading up the group’s car parking company, cinema operations, representing Hoyts as a director on various joint venture interests, and coordinating many asset acquisitions and disposals the company made.

Robert F. Smerling has served as President of Citadel Cinemas, Inc. since September 1, 2000 following our acquisition of our City Cinemas circuit.  Mr. Smerling also served as the President and a director of one of our predecessors, Reading Holdings, Inc.  Mr. Smerling has been in the cinema industry for 56 years, and immediately before joining the Company, he served as the President of Loews Theatres Management Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Authority of the Compensation Committee

The Board of Directors of our Company has established a standing Compensation and Stock Options Committee, which we refer to in this section as the Compensation Committee or the Committee, consisting of two or more of our non-employee directors.  As a Controlled Company within the meaning of the NASDAQ Rules, we are exempt from the NASDAQ Rules regarding the determination of executive compensation.  The Compensation Committee has no formal charter, and acts pursuant to the general authority delegated to the Committee by our Board of Directors at the time it established the Compensation Committee and any specific authority delegated by our Board from time to time.

The Compensation Committee recommends the compensation of our Chief Executive Officer and that of any Cotter family members to our Board of Directors.  The Board of Directors, with Mr. Cotter, Sr.,  Ms. Margaret Cotter and Mr. Cotter, Jr. abstaining, vote on whether to accept the recommendation of the Compensation Committee.  Mr. Cotter, Sr., as Chairman and Chief Executive Officer, personally sets the compensation of our other executive officers, except that of any Cotter family members, at his discretion.  Although not required, from time to time, he requests the advice of the Compensation Committee on matters related to the compensation of other named executive officers.

Throughout this proxy section, the individuals named in the Summary Compensation Table, below, are referred to as the “named executive officers.”

CEO Compensation

Each year the Compensation Committee recommends the annual compensation of our Chief Executive Officer, which recommendation is provided to the Board of Directors for approval.  Our CEO compensation consists of three elements: salary, cash bonus and stock bonus.  The objective of each element is to reward Mr. Cotter, Sr. for his performance and leadership.  Upon review of the analysis provided by compensation consultants engaged by the Compensation Committee (as discussed further below), the Committee determined that the three elements were those best suited to meet the objective.  After considering the consultants' analysis, as well as the Committee's insight into the industry and the Company’s business, the Committee set, and the Board of Directors approved, each element of the 2011 CEO compensation as follows:

Salary	$500,000
Cash Bonus
Up to $700,000. The Compensation Committee established benchmarks to be used as a guide in measuring performance. The benchmarks include the execution of certain strategic transactions, focused cost reduction, cash flow and Company stock price. The Committee retains discretion to award the maximum cash bonus even if all benchmarks are not met if the Committee determines that exceptional performance in other areas warrant additional compensation. No formulas or additional quantitative measures are used by the Committee to determine the cash bonus.

Stock Bonus
Since Mr. Cotter, Sr. was employed as the CEO of the Company on December 31, 2011, he received 155,925 shares, which represents the number of shares of Class A nonvoting common stock equal to $750,000, based on the closing price of the stock on the date the Committee approved the stock bonus, which in 2011 was May 10th. The granted stock is subject to a five year restriction on transfer.

The Compensation Committee has determined to set each element of the 2012 CEO compensation as follows:

Salary	$700,000
Cash Bonus
Up to $500,000. No benchmarks, formulas or qualitative measurements of any kind will be used in determining the amount of cash bonus awarded. The Compensation Committee will determine the amount of cash bonus at its discretion and based solely on its subjective evaluation of the CEO's performance. Based on past practice, the Company considers it likely that the full amount of the cash bonus will be awarded in 2012.

Stock Bonus
If Mr. Cotter, Sr. does not terminate his employment with the Company during the fiscal year 2012, other than as a result of his death or disability, he will receive the number of shares of Class A nonvoting common stock equal to $750,000. He will receive an additional $200,000 of Class A Common Shares if the total shareholder return of the Company for the fiscal year 2012 is equal to or greater than the total shareholder return of companies comprising the peer group selected by Towers Watson and described below. The stock award of 172,018 or 217,890 shares, respectively, will be based on the closing price of the stock on the date the Committee approved the stock bonus, which in 2012 was January 9th. The granted stock will be subject to a five year restriction on transfer.

The Compensation Committee relies in part on compensation consultants in determining our Chief Executive Officer's compensation.  The Committee has, from time to time, engaged Towers Watson, formerly Towers Perrin, executive compensation consultants, to analyze our Chief Executive Officer’s compensation compared to a peer group of companies.  In preparing the analyses, Towers Watson, in consultation with our management, including Mr. Cotter, Sr. our Chairman and Chief Executive Officer, identifies a peer group of companies in the real estate and cinema exhibition industries, our two business segments, based on market value, industry, and business description.  The Compensation Committee received an updated analysis and advice from Towers Watson in 2010 and again in 2011 for the purpose of benchmarking Mr. Cotter Sr.’s compensation.  The Committee considered the 2010 analysis in determining CEO compensation for 2011 and considered the 2011 analysis in determining CEO compensation for 2012.

The 2010 Towers Watson analysis provided the Committee with an updated written assessment of Mr. Cotter Sr.’s total direct compensation compared to a peer group of seventeen companies.  The following is a list of the peer companies used in the 2010 analysis:

Acadia Realty Trust	LTC Properties Inc
Agree Realty Corp.	The Marcus Corporation
AMC Entertainment Inc.	Monmouth Real Estate Investment Corp
Associated Estates Realty Corp.	Omega Healthcare Investors Inc.
Bluegreen Corp.	Ramco-Gershenson Properties Trust
Carmike Cinemas Inc	Realty Income Corp.
Cinemark Holdings Inc.	Regal Entertainment Group
Entertainment Properties Trust	Urstadt Biddle Properties Inc.
IMAX Corporation

Towers Watson determined predicted pay levels of the peer group for 2010 using regression analysis to adjust pay data based on estimated annual revenues of $217 million (the amount of the Company’s revenues for the year ended December 31, 2009).  Towers Watson considers pay levels to be competitive if they are within 15% (plus or minus) of the levels among the peer companies.  According to Towers Watson’s assessment, Mr. Cotter Sr.’s total direct compensation was below the competitive range of the 66th percentile among the peer companies and was nearer to the 50th percentile.  According to Towers Watson’s assessment, the supplemental retirement benefits we provide Mr. Cotter Sr. are atypical among the peer companies surveyed.

The 2011 Towers Watson analysis provided the Committee with an updated written assessment of Mr. Cotter Sr.’s total direct compensation compared to a peer group of twenty companies.  The peer companies considered in determining CEO compensation for 2012 consisted of the twelve companies utilized in the 2010 Tower Watson analysis and eight additional companies.  The following is a list of the peer companies used in the 2011 analysis:

Acadia Realty Trust	Inland Real Estate Corp.
Amalgamated Holdings Ltd.	Kite Realty Group Trust
Associated Estates Realty Corp.	LTC Properties Inc.
Bluegreen Corp.	The Marcus Corporation
Carmike Cinemas Inc.	Pennsylvania Real Estate Investment Trust
Cedar Shopping Centers Inc.	Ramco-Gershenson Properties Trust
Cinemark Holdings Inc.	Regal Entertainment Group
Entertainment Properties Trust	Saul Centers Inc.
Glimcher Realty Trust	Urstadt Biddle Properties Inc.
IMAX Corporation	Village Roadshow Ltd.

The Company paid Towers Watson a fee of $13,000 for its services in preparing the assessment. Based in part on Towers Watson’s 2011 analysis, the Compensation Committee recommended, and our Board subsequently approved, Mr. Cotter Sr.’s 2012 compensation.

None of our executive officers plays a role in determining the compensation of our CEO.  When invited by the Compensation Committee, Mr. Cotter, Sr. attends meetings of the Compensation Committee.  In 2011, he attended one meeting to discuss the CEO cash bonus performance benchmarks set by the Committee for 2011.  Before recommending any changes to CEO compensation, the Compensation Committee typically discusses the proposed changes with Mr. Cotter, Sr.  Andrzej Matyczynski, our Chief Financial Officer, occasionally attends Compensation Committee meetings to provide information as requested by the Committee.

Compensation of Other Named Executive Officers

Each year, Mr. Cotter Sr., our Chairman and Chief Executive Officer, sets the compensation of our executive officers other than the CEO and that of any Cotter family members.  As CEO, he has full authority over such decisions, which are not subject to approval by the Compensation Committee or the Board of Directors.  Such compensation is set based upon Mr. Cotter Sr.'s discretion, although from time to time he will consult with the Compensation Committee on certain matters related to executive compensation as he deems appropriate.  Mr. Cotter, Sr. has informed the Company that he does not use any formula, benchmark or other quantitative measure to establish or award any component of executive compensation, nor does he consult with compensation consultants on the matter.  Mr. Cotter, Sr. has advised the Company that he considers the following guidelines in setting the type and amount of executive compensation:

1.	Executive compensation should primarily be used to:

•	attract and retain talented executives;

•	reward executives appropriately for their individual efforts and job performance; and

•	afford executives appropriate incentives to achieve the short-term and long-term business objectives established by management and our Board of Directors.

2.	In support of the foregoing, the total compensation paid to our named executive officers should be:

•	fair to us and to the named executive officers;

•	reasonable in nature and amount; and

•	competitive with market compensation rates.

Personal and Company performance are just two factors considered by Mr. Cotter Sr.  in establishing base salaries and awarding discretionary compensation.  We have no pre-established policy or target for allocating total executive compensation between base and discretionary or incentive compensation, or between cash and stock-based incentive compensation.  Historically, including in 2011, a majority of total compensation to our named executive officers was in the form of annual base salaries and discretionary cash bonuses.

Although the compensation of our named executive officers, other than our CEO, is set at the discretion of Mr. Cotter, Sr., such compensation has historically included the following elements:

Salary
Annual base salary is intended to compensate named executive officers for services rendered during the fiscal year in the ordinary course of performing their job responsibilities.  Factors that may be considered by Mr. Cotter, Sr. in setting the base salaries include (i) the negotiated terms of each executive’s employment agreement or the original terms of employment; (ii) the individual’s position and level of responsibility with our Company; (iii) periodic review of the executive’s compensation, both individually and relative to other named executive officers and (iv) a subjective evaluation of individual job performance of the executive.

Cash Bonus
Cash bonuses may supplement the base salaries of our non-CEO named executive officers and are entirely discretionary on the part of Mr. Cotter, Sr.  Factors that may be considered by Mr. Cotter, Sr. in awarding cash bonuses are (i) the level of the executive’s responsibilities; (ii) the efficiency and effectiveness with which he or she oversees the matters under his or her supervision and (iii) the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals.

Stock Bonus
Equity incentive bonuses may be awarded to align our executives’ long-term compensation to appreciation in stockholder value over time and are entirely discretionary on the part of Mr. Cotter, Sr.  Equity awards may include stock options, restricted stock, bonus stock, or stock appreciation rights.  No equity grants were made to our non-CEO named executive officers in 2011.
If awarded, it is generally our policy to value stock options and restricted stock at the closing price of our common stock as reported on the NASDAQ Capital Market on the date the award is approved or on the date of hire, if the stock is granted as a recruitment incentive.  When stock is granted as bonus compensation for a particular transaction, the award may be based on the market price on a date calculated from the closing date of the relevant transaction.  Awards may also be subject to vesting and limitations on voting or other rights.

John Hunter, our Chief Operating Officer, and Andrzej Matyczynski, our Chief Financial Officer, have written employment agreements with our Company that each provide for a specified annual base salary and other compensation.

Other than Mr. Cotter, Sr.'s role in setting non-CEO executive compensation, none of our executive officers play a role in determining the compensation of our named executive officers.

Retirement Benefits

Reading International, Inc. 401(k) Plan

We provide all of our employees, including Mr. Cotter, Sr. and our other named executive officers, a retirement savings plan qualified under Internal Revenue Code section 401(k).  To be eligible to participate, employees must have completed four months of employment, and must be over 21 years of age.  Employees choosing to participate can make contributions to their plan account on a pre-tax basis up to the maximum annual amount permitted by IRS rulings.  The Company usually matches employee contributions dollar-for-dollar up to 3% of employee wages, then 50 cents per dollar between 3% and 5% of employee wages.

Supplemental Executive Retirement Plan

In March 2007, our Board of Directors approved a Supplemental Executive Retirement Plan (“SERP”) pursuant to which we agreed to provide Mr. Cotter, Sr. supplemental retirement benefits to reward him for his more than 25 years of service to our Company and its predecessors.  Under the SERP, following his separation from our Company, Mr. Cotter, Sr. will be entitled to receive from our Company for the remainder of his life (with a guaranteed minimum of 180 monthly payments) a monthly payment of the greater of (i) 40% of his average monthly base salary and cash bonuses over the highest consecutive 36-month period of earnings prior to Mr. Cotter, Sr.'s separation from service with us or (ii) $25,000.  The beneficiaries under the SERP may be designated by Mr. Cotter, Sr. or by his beneficiary following his death.  The benefits under the SERP are fully vested.

The SERP is unfunded and, as such, the SERP benefits are unsecured, general obligations of our Company.  We may choose in the future to establish one or more grantor trusts from which to pay the SERP benefits.  The SERP is administered by the Compensation Committee.

Other Retirement Plans

Mr. Hunter has an unfunded pension benefit that was partially vested and will vest further, assuming he remains in our continuous employ, as of the following dates:

February 12	Amount
2011	$400,000
2015	$800,000
2017	$1,000,000
2020	$2,000,000

The greatest vested amount above is to be paid to Mr. Hunter in a lump sum on the date he ceases to be employed by our Company.

We currently maintain no other retirement plan for our named executive officers or other employees.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits publicly held corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annual compensation exceeds $1,000,000.  The Compensation Committee and our Board of Directors consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section as in the case of Mr. Cotter, Sr.

Nonqualified Deferred Compensation

We believe we are operating, where applicable, in compliance with the tax rules applicable to nonqualified deferred compensation arrangements.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Statement of Accounting Standards No. 123(R).  Our decision to award restricted stock to Mr. Cotter, Sr. and other named executive officers from time to time was based in part upon the change in accounting treatment for stock options.  Accounting treatment otherwise has had no significant effect on our compensation decisions.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 401(b) of Regulation S-K and, based on such review and discussions, has recommended to our Board of Directors that the foregoing “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,
Edward L. Kane, Chairman William D. Gould Alfred Villaseñor

Summary Compensation Table

The following table presents summary information concerning all compensation payable to our named executive officers for services rendered in all capacities during the past three completed fiscal years:

	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
James J. Cotter, Sr.	2011	500,000	500,000	720,000	(1)	--	--	(2)	25,000	(3)	1,745,000
Chairman of the Board	2010	500,000	300,000	682,000	(4)	--	391,000		32,000	(3)	1,905,000
and Chief Executive Officer	2009	500,000	500,000	675,000		88,000	865,000		35,000	(3)	2,663,000

Andrzej Matyczynski (4)(5)	2011	309,000	--	--		31,000	--		22,000	(5)	362,000
Chief Financial Officer	2010	300,000	50,000	--		11,000	--		18,000	(5)	379,000
and Treasurer	2009	300,000	--	--		--	--		30,000	(5)	330,000

John Hunter (4)(5)	2011	400,000	--	--		--	--		10,000	(5)	410,000
Chief Operating Officer	2010	400,000	50,000	--		--	--		--		450,000
	2009	350,000	--	--		--	--		10,000	(5)	360,000

Robert F. Smerling (4)	2011	350,000	25,000	--		--			18,000	(5)	393,000
President – Domestic	2010	350,000	25,000	--		--	--		18,000	(5)	393,000
Cinema Operations	2009	350,000	25,000	--		39,000	--		18,000	(5)	432,000

Wayne Smith (4)	2011	353,000	26,000			33,000			40,000	(5)	452,000
Managing Director –	2010	280,000	46,000	--		33,000	--		36,000	(5)	395,000
Australia and New Zealand	2009	216,000	40,000	--		11,000	--		37,000	(5)	304,000

(1)
Our Compensation Committee recommended a grant of 155,925 shares of Class A Stock as a stock-based bonus to Mr. Cotter, Sr. on May 10, 2011, which shares had a market value of $750,000 on that date.  The value shown is the market value of these shares on May 19, 2011, the date our Board of Directors approved this award.  This valuation does not reflect the fact that the shares are restricted and cannot be sold for five years which may result in a different value for Mr. Cotter Sr.’s tax filings.

(2)	The value of the SERP at December 31, 2011, as prepared by Towers Watson in January 2012, was $3,511,000, which resulted in a decrease in value of $325,000.

(3)
We own a condominium in West Hollywood, California, which is used as an executive meeting place and office.  “All Other Compensation” includes our matching contributions under our 401(k) plan, the value to Mr. Cotter, Sr. of his personal use of our condominium, a Company automobile, and club dues.

(4)
Our Compensation Committee recommended a grant of 174,825 shares of Class A Stock as a stock-based bonus to Mr. Cotter, Sr. on April 7, 2010, which shares had a market value of $750,000 on that date.  The value shown is the market value of these shares on May 13, 2010, the date our Board of Directors approved this award.  This valuation does not reflect the fact that the shares are restricted and cannot be sold for five years which may result in a different value for Mr. Cotter Sr.’s tax filings.

(5)
“All Other Compensation” represents our employer’s matching contributions under our 401(k) plan for U.S.-based employees, superannuation contributions for our Australia-based employee, and car allowances to the executives.

Grants of Plan-Based Awards

The following table contains information concerning the stock grants made to our named executive officers for the year ended December 31, 2011:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
James J. Cotter, Sr.	5/19/2011	155,925	(1)	$720,000

(1)
Our Compensation Committee recommended a grant of 155,925 shares of Class A Stock as a stock-based bonus to Mr. Cotter, Sr. on May 10, 2011, which shares had a market value of $750,000 on that date.  Our Board of Directors approved this award on May 19, 2011.  The grant was effective December 31, 2011, the date Mr. Cotter, Sr. satisfied all conditions of such grant.  The corresponding dollar value shown is the market value of these shares on May 19, 2011.  This valuation does not reflect the fact that these shares are restricted and cannot be sold for five years.

Outstanding Equity Awards

The following table contains information concerning the outstanding option and stock awards of our named executive officers as of December 31, 2011:

	Option Awards					Stock Awards
	Class	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested ($)
James J. Cotter, Sr.	B	100,000	--	$10.24	5/8/2017	--	--
Andrzej Matyczynski	A	35,000	--	$3.80	7/1/2012	--	--
	A	17,550	17,550	$5.13	9/14/2020	--	--
Robert F. Smerling	A	43,750	--	$10.24	5/8/2017	--	--
Wayne D. Smith	A	33,333	16,667	$4.01	9/8/2019	--	--

Option Exercises and Stock Vested

The following table contains information for our named executive officers concerning the option awards that were exercised and stock awards that vested during the year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
James J. Cotter, Sr.	--	$--	155,925	$661,122

Pension Benefits

The following table contains information concerning pension plans for each of the named executive officers for the year ended December 31, 2011:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James J. Cotter, Sr.	SERP	5	$3,511,000	$--
John Hunter	COO Pension Plan	5	$583,000	$--

Payments Upon Termination or Change in Control

We have entered into the following termination arrangements with only the following named executive officers:

Andrzej Matyczynski.  Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his employment is involuntarily terminated.

John Hunter.  Under the terms of his employment, Mr. Hunter is entitled to a severance payment equal to 50% of his annual base salary if the Company terminates his employment for any reason.

No other named executive officers have termination benefits in their employment agreements.  None of our employment agreements with our named executive officers have provisions relating to change in control.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Edward L. Kane, Chairman, William D. Gould, and Alfred Villaseñor.  There are no “interlocks,” as defined by the SEC, with respect to any member of our Compensation Committee.

CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS

The members of our Audit and Conflicts Committee are Eric Barr, Chairman, Edward L. Kane, Gerard P. Laheney and Alfred Villaseñor.  Management presents all potential related party transactions to the Conflicts Committee for review.  Our Conflicts Committee reviews whether a given related party transaction is beneficial to our Company, and approves or bars the transaction after a thorough analysis.  Only Committee members disinterested in the transaction in question participate in the determination of whether the transaction may proceed.

Coachella, California Land Acquisition

On January 10, 2012, a limited liability company owned by our Company acquired a 202 acre property, zoned for the development of up to 843 single family residential units, located in the City of Coachella, California.  The property was acquired at a foreclosure auction for $5.5 million.  The property was acquired as a long-term investment in developable land with the intention of using it in the interim for agricultural purposes. Half of the funds used to acquire the land were provided by James J. Cotter, Sr., our Chairman, Chief Executive Officer and controlling shareholder.  Upon the approval of our Conflicts Committee, these funds were converted on January 18, 2012 into a 50% interest.  The limited liability company is administratively managed by our Company.

Sutton Hill Capital

In 2001, we entered into a transaction with Sutton Hill Capital, LLC (“SHC”) regarding the leasing with an option to purchase of certain cinemas located in Manhattan.  In connection with that transaction, we also agreed to lend certain amounts to SHC, to provide liquidity in its investment, pending our determination whether or not to exercise our option to purchase and to manage the 86th Street Cinema on a fee basis.  SHC is a limited liability company owned in equal shares by James J. Cotter, Sr. and Michael Forman and of which Mr. Cotter is the managing member.  During 2011, 2010, and 2009, we paid rent to SHC in the amount of $590,000, $547,000, and $487,000, respectively.

On June 29, 2010, we agreed to extend our existing lease from SHC of the Village East Cinema in New York City by 10 years, with a new termination date of June 30, 2020.  The Village East lease includes a sub-lease of the ground underlying the cinema that is subject to a longer-term ground lease between SHC and an unrelated third party that expires in June 2031 (the “cinema ground lease”).  The extended lease provides for a call option pursuant to which Reading may purchase the cinema ground lease for $5.9 million at the end of the lease term.  Additionally, the lease has a put option pursuant to which SHC may require Reading to purchase all or a portion of SHC’s interest in the existing cinema lease and the cinema ground lease at any time between July 1, 2013 and December 4, 2019.  SHC’s put option may be exercised on one or more occasions in increments of not less than $100,000 each.  Because our Chairman, Chief Executive Officer, and controlling shareholder, Mr. James J. Cotter, Sr., is also the managing member of SHC, RDI and SHC are considered entities under common control.  As a result, we recorded the Village East Cinema building as a property asset of $4.7 million on our balance sheet based on the cost carry-over basis from an entity under common control with a corresponding capital lease liability of $5.6 million presented under other liabilities.  This resulted in a deemed equity distribution of $877,000.

In 2005, we acquired from a third party the fee interest and from SHC its interest in the ground lease estate underlying the Cinemas 1, 2 & 3 in Manhattan.  In connection with that transaction, we agreed to grant to SHC an option to acquire a 25% interest in the special purpose entity formed to acquire these interests at cost.  On June 28, 2007, SHC exercised this option, paying the option exercise price through the application of their $3.0 million deposit plus the assumption of its proportionate share of SHP’s liabilities giving it a 25% non-managing membership interest in SHP.

OBI Management Agreement

Pursuant to a Theater Management Agreement (the “Management Agreement”), our live theater operations are managed by OBI LLC (“OBI Management”), which is wholly owned by Ms. Margaret Cotter who is the daughter of James J. Cotter, Sr. and a member of our Board of Directors.

The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees, which historically have equated to approximately 21% of the net cash flow received by us from our live theaters in New York.  Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management receives no compensation with respect to a theater at any time when it is not generating revenue for us.  This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater.  In addition, OBI Management manages our Royal George live theater complex in Chicago on a fee basis based on theater cash flow.  In 2011, OBI Management earned $363,000, which was 17.7% of net cash flows for the year.  In 2010, OBI Management earned $416,000, which was 24.2% of net cash flows for the year.  In 2009, OBI Management earned $325,000, which was 28.3% of net cash flows for the year.  In each year, we reimbursed travel related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Royal George complex.

OBI Management conducts its operations from our office facilities on a rent-free basis, and we share the cost of one administrative employee of OBI Management.  Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses related to the performance of its management functions.  The Management Agreement renews automatically each year unless either party gives at least six months' prior notice of its determination to allow the Management Agreement to expire.  In addition, we may terminate the Management Agreement at any time for cause.

Live Theater Play Investment

From time to time, our officers and directors may invest in plays that lease our live theaters.  The play STOMP has been playing in our Orpheum Theatre since prior to the time we acquired the theater in 2001.  Messrs. James J. Cotter, Sr. and Michael Forman own an approximately 5% interest in that play, an interest that they have held since prior to our acquisition of the theater.

Certain Family Relationships

Mr. Cotter, Sr., our controlling stockholder, has advised the Board of Directors that he considers his holdings in our Company to be long-term investments to be passed onto his heirs.  The Directors believe that it is in the best interests of our Company and our stockholders for his heirs to become experienced in our operations and affairs.  Accordingly, all of Mr. Cotter, Sr.’s children are currently involved with our Company.

Certain Miscellaneous Transactions

We have loaned Mr. Smerling $70,000 pursuant to an interest-free demand loan that antedated the effective date of the Sarbanes-Oxley prohibition on loans to directors and officers.

INDEPENDENT PUBLIC ACCOUNTANTS

On September 8, 2011, the Audit Committee of the Board of Directors (the “Audit Committee”) of Reading International, Inc. (“Reading,” the “Company,” “we,” “our” and “us”) notified Deloitte & Touche, LLP (“Deloitte”) that it had been dismissed as the independent registered public accounting firm of the Company.  Effective September 8, 2011, our Audit Committee approved the appointment of Grant Thornton LLP as the Company’s new independent registered public accounting firm, subject to the completion of final acceptance procedures which were executed in an Audit Engagement Letter dated on October 6, 2011.

The reports of Deloitte on our consolidated financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, except for the December 31, 2009 consolidated financial statements, which expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to the existence of a material weakness.

During the years ended December 31, 2010 and 2009, and the interim period from January 1, 2011 through September 8, 2011, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in its reports on our consolidated financial statements for such years or any subsequent interim period, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2010 and 2009, and the interim period from January 1, 2011 through September 8, 2011, neither we nor anyone acting on our behalf consulted with Grant Thornton, LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or (ii) any other matters or reportable events of the nature described in Items 304(a)(1)(iv) and (v) of Regulation S-K.

We provided Deloitte with a copy of the disclosures that were filed with the Securities and Exchange Commission (“SEC”) on September 14, 2011, on a Form 8-K, and requested that Deloitte furnish to us a letter addressed to the SEC stating whether or not it agrees with the above statements made by us in response to Item 304(a) of Regulation S-K.  A copy of the letter, dated September 13, 2011, is filed as Exhibit 16.1 to the Form 8-K.

Our independent public accountants, Grant Thornton, LLP, have audited our financial statements for the fiscal year ended December 31, 2011, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees for professional services for the audit of our financial statements, audit of internal controls related to the Sarbanes-Oxley Act, and the reviews of the financial statements included in our Forms 10-Q provided by Grant Thornton LLP (our current auditor) and Deloitte & Touche, LLP (our former auditor) for 2011 were approximately $488,000 and $133,000.  For 2010, aggregate fees by Deloitte & Touche, LLP were approximately $908,000.

Audit-Related Fees

The aggregate fees for 2011 and 2010, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported above under the caption “Audit Fees,” above, provided by Deloitte & Touche, LLP (our former auditor) were approximately $23,500 and $23,500.

Tax Fees

The aggregate fees for 2011 and 2010, for products and services for tax compliance, tax advice, and tax planning provided by Deloitte & Touche, LLP (our former auditor) were $250,000 and $288,000, respectively.

All Other Fees

The aggregate fees for services other than as set forth above provided by Deloitte & Touche, LLP (our former auditor) for 2011 and 2010 were $0 and $124,000, respectively.  These fees related generally to advice on accounting matters that were outside of the audit and audit-related services referred to above.

Pre-Approval Policies and Procedures

Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services.  Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee’s attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval.  Our Audit Committee pre-approved all services, audit and non-audit, provided or to be provided to us by Grant Thornton LLP (our current auditor) and Deloitte & Touche, LLP (our former auditor) for 2010 and 2011.

STOCKHOLDER COMMUNICATIONS

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is being provided with this Proxy Statement.

Stockholder Communications with Directors

It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our directors in care of our executive offices will be promptly forwarded to such directors.  Such communications will not be opened or reviewed by any of our officers or employees, or by any other director, unless they are requested to do so by the addressee of any such communication.  Likewise, the content of any telephone messages left for any one or more of our directors (including call-back number, if any) will be promptly forwarded to that director.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our Proxy Statement for our 2013 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the address of our Company’s principal executive offices at 6100 Center Drive, Suite 900, Los Angeles, California 90045.  Unless we change the date of our annual meeting by more than 30 days from the prior year’s meeting, such written proposal must be delivered to us no later than January 5, 2013 to be considered timely.  If our 2013 Annual Meeting is not within 30 days of the anniversary of our 2012 Annual Meeting, to be considered timely, stockholder proposals must be received no later than ten days after the earlier of (a) the date on which notice of the 2013 Annual Meeting is mailed, or (b) the date on which the Company publicly discloses the date of the 2013 Annual Meeting, including disclosure in an SEC filing or through a press release.  If we do not receive timely notice of a stockholder proposal, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our Proxy Statement for that meeting.

Our Board of Directors will consider written nominations for directors from stockholders.  Nominations for the election of directors made by our stockholders must be made by written notice delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the date that this Proxy Statement is first sent to stockholders.  Such written notice must set forth the name, age, address, and principal occupation or employment of such nominee, the number of shares of our Company’s common stock that is beneficially owned by such nominee and such other information required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.

Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidates from the floor at any meeting of our stockholders held at which directors are to be elected.

OTHER MATTERS

We do not know of any other matters to be presented for consideration other than the proposals described above, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy materials.

We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to our Corporate Secretary by telephone at (213) 235-2240 or by mail to Corporate Secretary, Reading International, Inc., 6100 Center Drive, Suite 900, Los Angeles, California 90045.

Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary as described above to request multiple copies of the proxy materials in the future.

By Order of the Board of Directors,
James J. Cotter, Sr., Chairman

Dated:  April 27, 2012

PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2012.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/RDI
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals

1.      Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed.
Nominees:	For	Against	Withhold		For	Against	Withhold		For	Against	Withhold
01 - James J. Cotter, Sr.	☐	☐	☐	02 - James J. Cotter, Jr.	☐	☐	☐	03 - Margaret Cotter	☐	☐	☐
04 - William D. Gould	☐	☐	☐	05 - Edward L. Kane	☐	☐	☐	06 - Doug McEachern	☐	☐	☐
07 - Tim Storey	☐	☐	☐	08 - Alfred Villaseñor	☐	☐	☐

2.      Other Business.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at and with respect to any and all adjournments or postponements thereof.  The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

B.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please date this proxy card and sign above exactly as your name appears on this card.  Joint owners should each sign personally.  Corporate proxies should be signed by an authorized officer.  Executors, administrators, trustees, etc., should give their full titles.
Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

Proxy - READING INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 17, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Cotter, Sr. and Andrzej Matyczynski, and each of them, the attorneys, agents, and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Reading International, Inc. to be held at the offices of Reading International, Inc., 6100 Center Drive, Suite 900, Los Angeles, California 90045, on Thursday, May 17, 2012 at 11:00 a.m., local time, and at and with respect to any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting.  The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED PRIOR TO THE ANNUAL MEETING, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” PROPOSAL 1, AND IN THE PROXY HOLDERS’ DISCRETION AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN AND DATE ON REVERSE SIDE

C.	Non-Voting Items
Change of Address – Please print new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.